EXHIBIT 99.4

Execution Version

This JOINDER AGREEMENT is dated as of June 8, 2015.

Reference is hereby made to the Consortium Agreement dated May 18, 2015 (the “Consortium Agreement” ), among IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Technology Venture Investment III, L.P. and IDG-Accel China Investors L.P. (together, “IDG” ) and certain equity holders of the Company named therein (the “Senior Management Members”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Consortium Agreement.

Pursuant to and in accordance with Section 1.02 of the Consortium Agreement, CBC Mobile Venture Limited (“CBC”) hereby acknowledges that it has received and reviewed a complete copy of the Consortium Agreement and agrees that upon execution of this Joinder Agreement, CBC shall become a party to the Consortium Agreement as a “Senior Management Member” despite the fact that it is not a member of management of the Company and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Consortium Agreement as a Senior Management Member as though an original party thereto and shall be deemed, and is hereby admitted as, a Senior Management Member for all purposes thereof; provided, however, that, notwithstanding anything to the contrary in this Joinder Agreement and the Consortium Agreement (i) CBC shall not be subject to any covenant, obligation or liability relating to the Debt Financing (including without limitation the covenants, terms and conditions set forth in Section 1.05 of the Consortium Agreement); (ii) any terms and conditions (including their agreement, adoption and amendment) of the Term Sheet, Shareholders Agreement, the memorandum and articles of association of Holdco and Merger Sub, the memorandum and articles of association of Merger Sub that upon the Closing shall become the form of the memorandum and articles of association of the Surviving Company and the Documentation that may adversely or discriminately (vis-a-vis other Parties) impact the rights or economic interest of CBC shall require the prior written consent of CBC; and (iii) to the extent there is any discrepancy between this Joinder Agreement and the Consortium Agreement, this Joinder Agreement shall prevail.

Without prejudice to the generality of the foregoing, CBC represents and warrants, for purposes of Section 8.02 of the Consortium Agreement and subject to the terms and conditions of any Company equity incentive plans (including any agreements entered into between the undersigned and the Company in connection therewith) under which Company Ordinary Shares or other Securities of the Company were issued to or are held by CBC, that (i) as of the date hereof, CBC holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Company Ordinary Shares set forth under the heading “Number of Company Ordinary Shares Rolled Over” and the heading “Number of Company Ordinary Shares Not Rolled Over” in the table below, and (ii) CBC has the sole right to control the voting and disposition of the Company Ordinary Shares held by CBC, and (iii) as of the date hereof, CBC does not directly or indirectly own any Company Ordinary Shares or other Securities of the Company, other than as set forth in the table below corresponding to its name.

In addition, each of the other Parties to the Consortium Agreement hereby agrees to amend and restate Schedule A to the Consortium Agreement to reflect the changes under the heading “Percentage Ownership of Holdco after the Transaction” as a result of CBC’s agreement to contribute to Holdco the number of Company Ordinary Shares (whether held by it or its Affiliates) as set forth in column (2) below corresponding to its name.

(1) Name of Party	(2) Number of Company Ordinary Shares Rolled Over	(3) Number of Company Ordinary Shares Not Rolled Over	(4) Other Securities of the Company Rolled Over	(5) Other Securities of the Company Not Rolled Over	(6) Percentage Ownership of Holdco after the Transaction
Yuqiang Deng	38,895,676			7,014,034 Class A Ordinary Shares issuable to Mr. Yuqiang Deng upon his exercise of share purchase rights; and 466,890 Restricted Class A Ordinary Shares. In addition, the Company’s board approved to grant in August 2015 such number of restricted shares as the following value divided by the closing ADS price on August 3, 2015: to Mr. Yuqiang Deng, the U.S. dollar amount equivalent to RMB1,250,000.	69.3%
Zhi Zhu

381,458 Restricted Class A Ordinary Shares granted to Mr. Zhi Zhu; and 3,000,000 Ordinary Shares issuable upon exercise of certain options.

In addition, the Company’s board approved to grant in August 2015 such number of restricted shares as the following value divided by the closing ADS price on August 3, 2015: to Mr. Zhi Zhu, the U.S. dollar amount equivalent to RMB605,000.

IDG-Accel China Growth Fund L.P.	14,729,964				29.7%
IDG-Accel China Growth Fund A - L.P.	3,010,129
IDG-Accel Technology Venture Investment III, L.P.	21,428,600
IDG-Accel China Investors L.P.	1,372,235
CBC Mobile Venture Limited	1,883,161	18,700,000			1%

Schedule A to the Consortium Agreement is hereby deemed to be amended and restated by the information set forth in the table above.

This Joinder Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles of any jurisdiction.

[Signature page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

CBC MOBILE VENTURE LIMITED

/s/ Oliver Ao
By:	Oliver Ao
Title:	CFO

/s/ Yuqiang Deng
Name:	Yuqiang Deng
Title:	Senior Management Representative and Chairman and CEO of the Company

/s/ Zhi Zhu
Name:	Zhi Zhu
Title:	Senior Management Member and COO of the Company

IDG-ACCEL CHINA GROWTH FUND L.P.
By:	IDG-Accel China Growth Fund Associates L.P., its General Partner
By:	IDG-Accel China Growth Fund GP Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho
Title:	Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND-A L.P.
By:	IDG-Accel China Growth Fund Associates L.P., its General Partner
By:	IDG-Accel China Growth Fund GP Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho
Title:	Authorized Signatory

IDG TECHNOLOGY VENTURE INVESTMENT III, L.P.
By:	IDG Technology Venture Investment III, LLC, its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho
Title:	Authorized Signatory

IDG-ACCEL CHINA INVESTORS L.P.
By:	IDG-Accel China Investors Associates Ltd., its General Partner

/s/ Chi Sing Ho
By:	Chi Sing Ho
Title:	Authorized Signatory